As filed with the Securities and Exchange Commission on November 17, 1997
                                                     Registration No. 333-06966






                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               IMMECOR CORPORATION
                 (Name of small business issuer in its charter)

       California                     1115                        68-0324628
(State or jurisdiction of
incorporation or           (Primary Standard Industrial        (I.R.S. Employer
organization)               Classification Code Number)      Identification No.)


                          100 Professional Center Drive
                       Rohnert Park, California 94928-2137
                                 (707) 585-3036
(Address and telephone number of principal executive offices and principal place of business)
            Heinot H. Hintereder, President & Chief Executive Officer
                               Immecor Corporation
                          100 Professional Center Drive
                       Rohnert Park, California 94928-2137
                                 (707) 585-3036
            (Name, address and telephone number of agent for service)


                                   Copies to:

                           Kenneth M. Christison, ESQ
                               601 Glenwood Avenue
                              Mill Valley, CA 94941

                                   Approximate  date of commencement of proposed
                            sale to the public: As soon as practicable after the effective date of this Registration Statement.


                                                       CALCULATION OF REGISTRATION FEE

         Title of each                                               Proposed maximum         Proposed maximum          Amount of
       class of securities                     Amount to be            offering price         aggregate offering    registration fee
         to be registered                      registered                per share               price

Common Stock, without par value                   750,000                 $5.25                  $3,937,500            $1,478


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

If any of the securities on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check
the following box:                                                           /x/

                               IMMECOR CORPORATION


              Cross-reference Sheet Showing Location in Prospectus:

                   PART I - INFORMATION REQUIRED IN PROSPECTUS



           Form SB-2 Item Number and Caption         Caption in Prospectus
1.   Front of Registration Statement
       Outside Front Cover of Prospectus ......Outside Front Cover of Prospectus
2.   Inside Front and Outside Back Cover
       Pages of Prospectus ................Inside Front Cover Page of Prospectus
3.   Summary Information and Risk Factors ..... Prospectus Summary; Risk Factors
4.   Use of Proceeds ..........................................  Use of Proceeds
5.   Determination of Offering Price ........
                         Plan of Distribution - Determination of Offering Price
6.   Dilution .....................................................     Dilution
7.   Selling Security Holders .............................       Not Applicable
8.   Plan of Distribution ..................................Plan of Distribution
9.   Legal Proceedings ............................
                                       Business - Legal Proceedings & Litigation
10.  Directors, Executive Officers, Promoters
        and Control Persons ................................       Management
11.  Security Ownership of Certain Beneficial
        Owners and Management .......................     Principal Shareowners
12.  Description of Securities ......................Description of Common Stock
13.  Interest of Named Experts and Counsel ..... Not Applicable
14.  Disclosure of Commission Position on
      Indemnification for Securities Act .......
                                   Management - Indemnification of Officers and
                                    Directors
15.  Organization within Last Five Years ..........       Not Applicable
16.  Description of Business ..................Prospectus Summary; Risk Factors;
                                              Selected Financial Data; Business;
                              Certain Transactions
17.  Management's Discussion and Analysis
       or Plan of Operation ..........Management's Discussion and Analysis of
                                   Financial Condition and Results of Operations
18.  Description of Property ...................Business - Properties/Facilities
19.  Certain Relationships and Related
        Transactions ..........................Certain Transactions
20.  Market for Common Equity and
        Related Stockholder Matters ..........Risk Factors; Dividend Policy;
                                    Description of Common Stock; Shares Eligible
                                                  for Future Resale
21.    Executive Compensation ............................Executive Compensation
22.    Financial Statements .......................Index to Financial Statements
23.    Changes In and Disagreements With
         Accountants on Accounting and
         Financial Disclosure ................................    Not Applicable

                               IMMECOR CORPORATION
                          750,000 SHARES COMMON STOCK


     All of the 750,000 shares of common stock are being sold directly by IMMECOR Corporation ("Immecor" or the "Company"). Prior to this offering, there has been no public market for the Company's common stock; therefore, the public offering price has been determined by the Company. The Pacific Stock Exchange has confirmed the eligibility of the shares for listing, pending the number of shares sold within twelve months azfter the effective date of this Prospectus, and the receipt of the required documentation.



         This offering is being made directly by the Company for not more than 750,000 shares (the "maximum" amount). There is no minimum number of shares to be sold in this offering and all funds received will go immediately to the Company. See "Use of Proceeds." This offering will be terminated upon the earlier of: the sale of the maximum amount, twelve months after the date of this Prospectus or the date on which the Company decides to close the offering. A minimum purchase of 100 shares is required. The Company reserves the right to reject any Share Purchase Agreement in full or in part. See "Plan of Distribution."

     The common stock offered hereby involves a high degree of risk. See "Risk Factors."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                           Underwriting
                                            Price to          Discounts and             Proceeds to
                                              Public          Commissions (1)           Company (2)

Per Share                                      $5.25                   None                 $5.25

Total Maximum (750,000 shares)              $3,937,500                 None             $3,937,500



(1) The shares are being sold directly by the Company through its executive officers, who will be registered as sales representatives, where required, and who will not receive any commission. See "Plan of Distribution".


(2) Before deducting estimated expenses of $195,000 payable by the Company, including registration fees, escrow agent fees, costs of printing, copying and postage and other offering costs, in addition to legal and ac- counting fees.





                   The date of this Prospectus is November 17, 1997

No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus, and, if given or made, such information and representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

         This Prospectus is available in an electronic format, upon appropriate request from a resident of those states in which this offering may lawfully be made. The Company will transmit promptly, without charge, a paper copy of this Prospectus to any such resident upon receipt of a request.


                                TABLE OF CONTENTS


                                                     Page
Reference Data ..............................         02
Prospectus Summary ..........................         03
Risk Factors ................................         05
Use of Proceeds .............................         08
Dividend Policy ............................          08
Capitalization ..............................         09
Dilution ....................................         10
Management's Discussion & Analysis of
Financial Condition & Results of Operations ..        11
Business .....................................        14
Management ..................................         18
Executive Compensation ......................         19
Principal Shareowners .......................         20
Certain Transactions ........................         20
Description of Common Stock .................         20
Shares Eligible for Future Resale ...........         21
Plan of Distribution ........................         21
Legal Matters ...............................         21
Experts ......................................        21
Additional Information .......................        22


Index to Financial Statements ...............         F1





         Until February 16, 1998 (90 days after the date of this Prospectus) all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.





                                 REFERENCE DATA


         As a result of this Offering, the Company will become subject to the informational filing requirements of the Securities Exchange Act of 1934, (the "Exchange Act") for at least one fiscal year and as of the end of the fiscal year may be required to register under the Exchange Act and continue to file required annual and quarterly reports.

         The Company intends to furnish its shareholders with annual reports containing financial statements audited by an independent public accounting firm after the end of its fiscal year. The Company's fiscal year ends on December 31. The Company will send shareholders quarterly reports with unaudited financial information for the first three quarters of each fiscal year.

         The Company was incorporated in the State of California on January 14, 1994. The Company's corporate offices are located at 100 Professional Center Drive, Rohnert Park, California 94928. The Company's telephone number is (707) 585-3036. The Company's facsimile number is (707) 585-6838. The Company's email address is immecor@immecor.com, and the Company's world wide web home page is http//www.immecor.com.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety and should be read in conjunction with the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus gives retroactive effect to a one for five reverse stock split of the Company's outstanding common stock prior to this offering. See "Shares Eligible for Future Resale."

The Company

         Immecor Corporation ("Immecor") designs, assembles, and markets high-quality fault-tolerant specialty computers used in automated wafer defect inspection systems for the semiconductor industry, high performance file servers and workstations for networks, intra and internet file servers, and personal computers, all based on Intel Pentium Pro (P6) processors and configured to meet customer specifications. Immecor uses single, dual, and quad versions of the processor, all of which are Microsoft Windows NT, Novell, Banyan, and Token Ring compatible. Immecor also markets other brand-name personal computers and accessories. The Company also provides related services to its customers, including integration and staging services, configuration control, upgrading existing systems and warranty support. The Company markets its products through its own sales staff to large corporations, small businesses, local state and federal agencies and individual end-users. See "Business" and "Products".

         The Company objective is to become a recognized leader in the specialty computer for the computer aided manufacture and defect review station market place within the semiconductor industry.

         Immecor Corporation is located in Rohnert Park, California. Rohnert Park is located in Sonoma County, approximately 50 miles north of San Francisco.

Proposed Development

         The Company's development goals for 1997-1998 are to (i) further capitalize the Company through this offering, (ii) obtain strategic partners,
(iii) lower production costs through vendor and strategic partner relationships and increased sales volume, (iv) increase distribution of personal computers through companies that already have computer distribution channels to chain stores and large government and corporate end users and (v) continue to build the Company's management team.

The Offering

         Common Stock Offered by the Company ...        750,000 shares (Maximum)

         Common Stock Outstanding Prior to the Offering .... 2,421,000 shares 1

         Use of Proceeds ................................. Proceeds   from  the
                                                                 sale of the
                                                     shares will be used to fund
                                                    expansion and marketing, and
                                                        general working capital.


Note 1: There will be 1,921,000 shares outstanding in the event the Company's action for rescission of the issuance of 500,000 shares related to a previous reorganization agreement is successful. See "Legal Proceedings and Litigation".

Summary Financial Data



     The summary financial data for the years ended December 31, 1995, and 1996 have been derived from the Financial Statements and Notes to Financial Statements, audited by L. V. Dorn II, independent auditor, whose report thereon is also included. The summary financial data for the nine months ended September 30, 1996 and 1997 have been derived from unaudited interim financial statements of the Company contained elsewhere herein and reflect, in Management's opinion, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for these periods. Results of operations for any interim period are not necessarily indicative of results to be expected for the full fiscal year. The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto included elsewhere in this Prospectus.


                                                                              Years ended                    Nine Months ended
                                                                              December 31,                      September 30,
                                                                           -1995-          -1996-          -1996-         -1997-
                                                                                                                (unaudited)

Statements of Income Data:


Revenue  ..........................................................    $2,010,094       $3,591,382      $2,827,988     $3,858,002
Cost of goods sold ................................................     1,763,856        3,137,320       2,403,922      2,892,064
                                                                        ---------        ---------       ---------      ---------
         Gross profit (loss) ......................................       246,238          454,062         424,066        965,938
Operating costs and expenses:
   Selling, general and administrative expenses                           318,510          435,253         329,302        494,467
Depreciation                                                                4,017            9,408           5,422         10,454
    Insurance proceeds                                                         -           (65,244)        (65,244)            -
                                                                                           -------         -------        -------
         Total operating costs and expenses                               322,527          379,417         269,500        504,921
                                                                          -------          -------         -------        -------
         Operating income(loss) ..................................        (76,289)          74,645         154,566        461,017
Other income:
         Interest income .........................................             78              722             203          3,239
         Interest expense ........................................           (770)          (3,786)         (2,264)        (1,731)
                                                                             ----           ------          ------         ------
         Income (loss) before for taxes ..........................        (76,981)           71,581        152,505        462,525
Income taxes .....................................................        (16,100)           18,800         52,300        186,500
                                                                          -------            ------         ------         ------
         Net income (loss)  ......................................      $ (60,881)       $   52,781      $ 100,205     $  276,025



                                                                         December 31,    September 30,
                                                                            1996             1997
                                                                                         (unaudited)
Balance Sheet Data:

Working capital ...............................................         $ 210,580       $   455,588
Total assets ..................................................           647,802         1,164,843
Long term obligations .........................................                 0            13,639
Stockholders' equity ..........................................           268,788           554,803

                                  RISK FACTORS

         An investment in the shares being offered by this Prospectus involves a high degree of risk and should only be made by persons who can afford to risk their entire investment. Prospective investors should consider carefully the following risk factors, in addition to other information concerning the Company and its business contained in this Prospectus, before purchasing shares.

The Company has a limited operating history.

         At the effective date of this offering, the Company had an operating history of approximately three years and nine months. During such period, the Company has experienced sustained growth in its business but there is no assurance that such growth will continue. If the Company's growth is sustained, additional technical support and assistance facilities will be needed.

The share offering price was set by the Company.

         Prior to this self-underwritten offering, there has not been any public market for the Company's common stock; therefore, the initial offering price for the shares was determined by the Company. Among factors considered in determining the public offering price were the Company's results of operations, its current financial condition and dependence upon the offering proceeds, its future prospects, the state of the markets for its products, the experience of management, the state of the economy in general and the demand for similar securities considered comparable to the shares offered by the Company. See "Plan of Distribution - Determination of Offering Price."

Dependence upon offering proceeds.
         The Company will depend upon proceeds of the offering to expand it's business and marketing activities and for general working capital purposes. Because the offering is self-underwritten, there is no assurance that any or all of the shares offered will be sold.



Investors will experience immediate dilution of book value per share.
     Purchasers of shares in this offering will realize immediate substantial dilution per share in the net tangible book value from the initial public offering price. The per share dilution will be $4.63 if 250,000 shares are sold, $4.23 if 500,000 shares are sold, and $3.90 if all 750,000 shares offered are sold. See "Dilution."

A public trading market for the shares may not develop.
         Prior to this offering, there has not been any public market for the Company's Common Stock and there can be no assurance that a public market will develop or be sustained. The Pacific Stock Exchange has confirmed the eligibility of the shares for listing, pending the number of shares sold within twelve months after the effective date of the Prospectus, and receipt of the required documentation. If less than the required number of shares is sold and approval for listing should be denied, an order matching service will be established for persons wishing to buy or sell shares. However, there is currently no agreement between the Company and a registered securities broker-dealer. See "Plan of Distribution."

The share price may vary after this offering.
         The price of the shares, after the completion of this offering, may vary due to general economic conditions and forecasts, the general business condition of the Company, the release of the Company's financial reports and sales of shares outstanding prior to this offering.

Sales of existing shares could adversely affect the market price.
         Sales of shares outstanding prior to this offering may adversely affect the market price of the shares after this offering. All of the shares of common stock outstanding prior to this offering are "restricted securities" and therefore may not be sold in a public distribution except in compliance with the registration requirements of the Federal Securities Act of 1933 (the "Securities Act") or an applicable exemption under the Securities Act, including an exemption pursuant to Rule 144 of the General Rules and Regulations under the Securities Act. Upon completion of this offering, up to 66,000 of the presently issued and outstanding shares owned by 14 non-affiliated shareholders are eligible for resale under exemption pursuant to Rule 144. See "Shares Eligible for Future Resale".

Penny Stock Regulation.
         The Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00, except: (1) an equity security listed on NASDAQ; or (2) an equity security of any issuer that has (i) net tangible assets of at least $2,000,000, if it has been in continuous operation for three years; (ii) net tangible assets of at least $5,000,000, if it has been in continuous operation for less than three years, or (iii) average revenue of at least $6,000,000 for the preceeding three years. If the Company's Common Stock falls below the price of $5.00 per share, trading in the stock would be covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under such rule, broker-dealers recommending such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Unless anexception is available, the regulations require the delivery, prior to any transaction involving penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with it. If the Company's common stock were to become subject to the regulations applicable to penny stocks, the market liquidity for the common stock would be severely affected, limiting the ability of broker-dealers and the ability of purchasers in this offering to sell their common stock in the secondary market. There is no assurance that trading in the common stock will not be subject to these or other regulations that would adversely affect the market for such securities.


No minimum amount set for this offering.
         Because there is no required minimum amount of shares to be sold in this offering, all proceeds received will go directly to the Company, to be used as described in "Use of Proceeds". If only a minimum amount were sold, the result could be that all the proceeds were used to pay expenses of this offering.

No dividends are intended.
         It is the Company's intention to retain any earnings for use in its business and pay no dividends on its common stock. See "Dividend Policy".

Voting control will remain with current management.
         Immediately prior to this offering, the Company's management beneficially owned 66.08% of the Company's common stock. After the completion of this offering, if the maximum is sold, management will own 50.46% and will effectively be able to control the Company. See "Principal Shareholders."


Cumulative voting for directors.
         With limited exceptions not presently applicable to the Company, P708 of the California Corporation Code provides that every shareholder may cumulate the shareholder's votes at any election of directors and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are normally entitled, or may distribute the shareholder's votes on the same principle among as many candidates as the shareholder thinks fit. The most immediate effect of this provision is to enable one or more minority shareholders to cumulate their votes in order to obtain representation on the board of directors.


The current Board of Directors has the ability to issue "blank check" preferred stock.
         The Company's Certificate of Incorporation authorizes the issuance of 20,000,000 shares of "blank check" Preferred Stock with such designations, rights and preferences as may be determined from time to time by its Board of Directors. Accordingly, the Company's Board of Directors is empowered, without further approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. The Company has no current plans to issue any shares of Preferred Stock; however, in the event of issuance, the Preferred Stock could used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. See "Description of Securities".

Loss of key personnel could interrupt progress.

         The Company's business depends to a large extent on the services of Jason C. Lai (Vice President, Sales and Marketing) and Nhon K. Tran (Vice President, Engineering). Both are principal stockholders and helped develop the Company to its present position. Further progress is dependent upon their continued commitment. The Company maintains a one million dollar key-person life insurance policy on Nhon K. Tran and an employment contract with Jason C. Lai that either party may renew or cancel as circumstances may require at the end of each anniversary date (see "Management - Employment Agreements".


Present customer base consists of major customers only.
         The Company's present business is based on a small number of relatively large transactions. The majority of the Company's total sales in 1995, 1996, and during the first nine months of 1997 were made to large corporate customers, one of which integrates the Company's core product into its own. These sales are not subject to long term contracts, but rather depend upon the quality of the Company's products and ability (i) to comply with these customer's technical specifications and (ii) to provide the funds necessary to finance the purchase of the materials needed for the assembly of the product and to extend credit terms of 30 to 60 days net. In the recent past the Company has had difficulty in attracting new corporate customers because of capital requirements and limitations in its cash flow. For sales to new customers the Company currently requires cash on delivery or substantial down payments at order time, a tactic that benefits the Company's cash flow requirements but prevents the Company from expanding its business and increasing sales volume and profits. Despite these problems, the Company is currently expanding its customer base to lessen the effect of having a small number of major customers only, the loss of anyone of which would adversely affect the Company's business (see "Management Discussion and Analysis of Financial Condition and Results of Operations" and "Financial Statements -
Note 7").


Fluctuations in cost of computer components.
         The Company purchases the various components used in the assembly of its computers from domestic and foreign manufacturers and distributors. Supply and prices can be affected by multiple factors, such as under- or over- supply, or the introduction of new technology, making components and inventories based on older technologies obsolete. The Company's management practices "just-in-time" inventory controls and believes that it will be able to assess and to react to price fluctuation indicators based upon its past experience in this market.

Uncertain market.
         Although the Company believes that the products and services which it has developed and which it is currently developing will be commercially marketable, there can be no assurance that such products and services will be commercially accepted by those companies and individuals which the Company believes presently constitute the market. The Company intends to develop new computer products for semiconductor manufacturing processes and the emerging wireless communications technology and to seek new markets for such products in addition to the existing markets, but there can be no assurance that such developmental and marketing efforts will be successful.

Competition consists of large business entities.
         The Company conducts in-depth research on the potential market for the products it develops, prior to actual production and sales by introducing pilots to existing customers; however, there can be no assurance that any of the Company's products will be able to compete on a technological or cost basis with other similar products which may be available before or after the time the Company's products are introduced into the market. Large business entities with greater financial strength and greater technical production capacity than the Company are proactive competitors in the computer products field and especially in the semiconductor wafer fabrication and the emerging wireless communications technology segments of the overall market. These business entities may develop systems and/or products which are competitive with, or superior to, the Company's products, or which can be marketed more effectively.

Planned management of growth may create risk.
         The Company plans and will make acquisitions of other companies in the future and may use a portion of the net proceeds received by the Company from this Offering to pay for legal and accounting expenses associated with due diligence to do so. Significant uncertainties accompany any acquisition plans. The actual acquisition of another company and its integration, include, without limitation, the possibility of understated incurred, but not yet reported, costs and contingent liabilities. Due to such uncertainties, any acquisition could have an adverse effect on the Company. Also, as the so-called "Information Super Highway" develops over the next few years, so will competition for acquisitions of emerging promising high-technology companies intensify. There can be no assurance that the Company will be successful in completing acquisitions in the future. The Company's future results will be affected by its ability to acquire technology companies with new products or significant annual sales volumes complementing the Company's business strategy, and by its ability to manage its anticipated growth.

Additional capital may not be available for the Company to carry out its plans.
         The proceeds of this offering are intended to achieve certain objectives. See "Use of Proceeds." More capital may be required for those purposes than the Company will have. See "Capitalization." Changes in the Company's objectives, to take advantage of opportunities or to meet competitive challenges, may require additional capital. Raising additional funds through issuance of equity securities will result in dilution to existing shareholders. Debt financing would require interest expense and principal repayments, reducing the Company's net cash flow and earnings potential. If required funding cannot be secured, the Company may be forced to limit growth. See "Business Strategy," "Capitalization" and "Management's Discussion and Analysis of Financial Conditions and Results of Operations - Liquidity and Capital Resources."

                                 USE OF PROCEEDS


         The Company has no minimum amount of shares to be sold in this offering. The net proceeds available to the Company from the sale of the shares in this offering are estimated to be approximately $1,117,500 if 250,000 shares are sold, $2,430,000 if 500,000 shares are sold and $3,742,500 if 750,000 shares are sold.

         The Company expects to use the net proceeds for the purposes outlined below. If the Company raises less than the maximum amount of this offering, it intends to prioritize expenditures as follows: first use funds from the offering for working capital and corporate needs, second increase sales and assembly capacity, third improve existing products and develop new products and fourth pursue strategic acquisitions to enhance the Company's position in its industry.


                                                            250,000              500,000              750,000
                                                            Shares               Shares                Shares

     1.  Increase of assembly capacity           $    200,000    17.9%   $   300,000    12.3% $   500,000    13.4%
     2.  Increase demonstration equipment
         and wholesale inventory                      300,000    26.8%       600,000    24.7%     900,000    24.0%
     3.  New product development                      200,000    17.9%       250,000    10.3%     500,000    13.4%
     4.  Working Capital
         and General Corporate Purposes               417,500    37.4%     1,280,000    52.7%   1,842,500    49.2%
                                                      -------    ----      ---------    ----    ---------    ----
         Total net proceeds                      $  1,117,500   100.0%   $ 2,430,000   100.0% $ 3,742,500   100.0%
                                                 ------------   -----    -----------   -----  -----------   -----

         None of the net proceeds of this offering will be used to pay existing debt as the Company is virtually debt-free.

         Management does not anticipate changes in the proposed allocation of estimated net proceeds of this offering but reserves the right to make changes, if management believes those changes are in the best interests of the Company.

                                 DIVIDEND POLICY

         The Company has not declared or paid dividends since its inception, presently intends to retain any earnings to facilitate growth and does not anticipate paying cash dividends in the foreseeable future. The Company's future lending agreements may also prohibit the payment of dividends.

                                 CAPITALIZATION

         The following table sets forth the actual capitalization of the Company on September 30, 1997 and also an adjusted capitalization of the Company as of September 30, 1997, to reflect sale of 250,000 shares, 500,000 shares, and the maximum 750,000 shares offered hereby at the public offering price of $5.25 per share and the application of the estimated net proceeds. The Company has no minimum amount of shares to be sold in this offering:

                                                     September 30,                As Adjusted September 30,
                                                        -1997-                           -1997-

                                                                        250,000           500,000        750,000
                                                       Actual         Shares Sold       Shares Sold    Shares Sold



Short-term debt:
   Notes payable:                                    $ 61,221          $ 61,221          $ 61,221         $ 61,221
   Advances from Stockholders:                      $   1,261         $   1,261         $   1,261         $  1,261
             Total short-term debt:                  $ 62,482          $ 62,482          $ 62,482         $ 62,482

Long-term debt:
   Total long-term debt, less current maturities:    $ 13,639          $ 13,639          $ 13,639         $ 13,639

Shareholders' equity:

   Common Stock, no par value,
   50,000,000 shares authorized
   2,421,000, 2,671,000, 2,921,000, and 3,171,000
       shares outstanding, respectively:            $ 320,500        $1,438,000        $2,750,500    $4,063,000
   Preferred Stock, no par value,
     20,000,000 shares authorized
       none outstanding                                     -                 -                -              -

Retained earnings (deficit):                        $ 224,303        $  224,303        $  224,300    $  224,303

Total shareholders' equity:                         $ 544,803        $1,662,303        $2,974,803    $4,287,303


Total capitalization                                $ 620,924        $1,738,424        $3,050,924    $4,363,424





Note 1: There will be 1,921,000 shares outstanding as of September 30, 1997 in the event the Company's action for rescission of the issuance of 500,000 shares related to a previous reorganization agreement is successful. See "Legal Proceedings and Litigation".

                                    DILUTION


     On September 30, 1997 the Company had a net tangible book value of $383,522, or $0.16 per share. The Net tangible book value per share is equal to the Company's total tangible assets, less its total liabilities and divided by its total number of shares of common stock outstanding. After giving effect to the sale of shares being offered, at the public offering price of $5.25 per share, and the application of the estimated net proceeds, the pro forma net tangible book value of the Company as of June 30, 1997, would have been $4,169,127 or $1.31 per share if 750,000 shares (maximum) were sold, $2,856,627 or $0.98 per share if 500,000 shares were sold and $1,544,127 or $0.58 per share if $250,000 shares were sold. The following table illustrates the per share dilution in net tangible book value per share to new investors:

                                                     250,000                    500,000                   750,000
                                                      Shares                    Shares                    Shares


Public Offering price per share                      $5.25                      $5.25                     $5.25

Net tangible book value per share
         on September 30, 1997                       $0.20                      $0.20                     $0.20

Increase in net tangible book value per share
         attributable to new investors               $0.42                      $0.82                     $1.15

Pro forma net tangible book value per share
         as of Sept. 30, 1997, after this offering   $0.62                      $1.02                     $1.35
Net tangible book value dilution per share
         to new investors                            $4.63                      $4.23                     $3.90


     The following table sets forth on a pro forma basis as of September 30, 1997 the difference between existing shareowners and new investors purchasing shares in this offering, with respect to the number of shares purchased, the total consideration paid and the average price paid per share, at the maximum of 750,000 shares, at 500,000 shares and at 250,000 shares:

                                                                                                          Average
                                                                                                           Price
                                                   Shares Purchased              Total Consideration        Per
                                                Number        Percent                Amount      Percent   Share
         250,000 Shares Sold
         Existing Shareholders                  2,421,000     90.64%            $    320,500      19.63%   $0.13
         New Investors                            250,000      9.36                1,312,500      80.37     5.25
                  Total                         2,671,000    100.00%             $ 1,633,000     100.00%

         500,000 Shares Sold
         Existing Shareholders                  2,421,000     82.88%            $    320,500      10.88%  $ 0.13
         New Investors                            500,000     17.12                2,625,000      89.12     5.25
                  Total                         2,921,000    100.00%             $ 2,945,500     100.00%

         750,000 Shares Sold
         Existing Shareholders                  2,421,000     76.35%            $    320,500       7.53% $ 0.13
         New Investors                            750,000     23.65                3,937,500      92.47    5.25
                  Total                         3,171,000    100.00%             $ 4,258,000     100.00%





         NOTE: The information and calculations disclosed regarding dilution do not consider the changes that would result subject to the outcome of a pending law suit. See "Legal Proceedings and Litigation".

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following should be read in conjunction with the Financial Statements and Notes thereto, "Capitalization" and "Selected Financial Data" appearing elsewhere in this Prospectus. Operating Data presented in this discussion are unaudited.

         Overview The Company designs and assembles highly specialized computer systems used in semiconductor manufacturing processes in addition to personal computers customized to specifications by business and individual users. The necessary components are purchased from domestic and foreign manufacturers and distributors. The Company markets the finished product through its own sales force. The sales force is divided into Corporate and Retail.

         Corporate solicits requests for proposals from manufacturers in need of specialty computers for various computer aided manufacturing processes in quantity, installs the prototypes at the customers site for various customer related evaluation processes that include hardware components and operating and application software changes until the computer system conforms to the customers specifications and expectations so that letters of compliance from the various domestic and international safety standard agencies can be obtained, if the computer becomes part of a product to be sold outside the United States. This process may consume several weeks and even months. During the process the personnel involved becomes a team and develops understanding about the technical problems encountered, and when the process is completed the customer's satisfaction is guaranteed and the Company's profit margin is not diminished by excessive after sale service calls and employee technical expertise is enhanced. These sales are made on a credit basis with net 15, 30, 45, and 60 day terms, depending upon the size of the sale, past payment experience, and other Company credit policy criteria.

         Retail advertises various personal computer systems in local newspapers and displays these computer systems in the Company's showroom, where customers can test the various systems and can decide upon the features they want. These sales are made on a 25% down payment policy with the remainder due before delivery. Currently assembly, 72-hour burn-in and testing consumes approximately four days with delivery occurring on the fifth day. Delivery and installation of the personal computer at the end users site is free of charge within a 25 mile radius of the Company's facilities. Outside this radius a $25.00 delivery and installation charge is billed.

         Net sales are net of product returns. When a product built to customer specifications is returned, the Company charges a 15% restocking fee. The Company grants all its customers a thirty (30) day money back guarantee on all computer systems that do not perform to customer specifications.


         All personal computers carry a one year free labor warranty covered by the Company, and a one to three year limited warranty on hardware components covered by the respective manufacturers, with free on-site service during the first thirty days following purchase. In conjunction with personal computer sales, the Company sells one, two, and three year service contracts providing depot or on-site maintenance. The Company earns a modest commission by selling these service contracts for a major service provider. In addition, the Company provides regular computer upgrade services to individuals and businesses at its maintenance facility. Corporate customers may employ Company technicians on a temporary basis.

         The Company's cost of sales consists of the purchase price of the various computer components going into the product, production labor and related production overhead expenses, and after sale service calls. The Company intends to negotiate component purchasing contracts directly with manufacturers rather than with vendors as soon as large scale assembly becomes possible in order to take advantage of manufacturers discounts. The Company has no contractual relationship with any of its vendors.

         The Company's growth strategy is to increase net sales by augmenting its marketing and sales force, by increased advertising in technical publications specific to the Company's specialty computers, and by increasing distribution of personal computers through retail and wholesale organizations. The Company will make the development of specialty computers for computer aided manufacturing (CAM) and automated defect classification (ADC) for the
semiconductor   industry  its  core  business.  The  Company  plans  to  acquire technology companies with new products under development or with significant annual sales volumes complementing the Company's business strategy.

Financial Condition and Results of Operations:

         The following table sets forth, as a percentage of net sales, certain items included in the Company's Statements of Income and Retained Earnings (see Financial Statements and Notes thereto elsewhere in this Prospectus) for the periods indicated:

                                                                   Years Ended             Nine Months Ended
                                                                    December 31,             September 30,
                                                           -1995-         -1996-         -1996-       -1997-
Statements of Income Data:

Net sales.........................................        100.00%        100.00%         100.00%      100.00%
Cost of sales   ..................................         87.75          87.36           85.00        74.96
Gross profit .....................................         12.25          12.64           15.00        25.04
Depreciation and amortization ....................          0.20           0.26            0.19         0.27
Selling, general and administrative expenses .....          0.00          (1.82)          (2.30)        0.00
Total operating costs and expenses ...............         16.05          10.56            9.53        13.09
Operating income (loss) ..........................         (3.80)          2.08            5.47        11.95
Interest income (loss) ...........................          0.00           0.02            0.01         0.08
Interest expense..................................         (0.04)         (0.11)          (0.08)       (0.04)
Income (loss) before income taxes.................         (3.83)          1.99            5.39        11.99
Income Tax  ......................................         (0.80)          0.52            1.85         4.83
Net income (loss) ................................         (3.03)          1.47            3.54         7.16



Year Ended December 31, 1996 Compared to the Year Ended December 31, 1995


         Net sales. Net Sales increased by $1,581,288 or 78.67% from $2,010,094 in 1995 to $3,591,382 in 1996. Sales to major customers who accounted for over 10% of the Company's sales in 1995 decreased from $1,473,097 in 1995 to $1,413,168 in 1996.

         Gross profit. Gross Profit increased, as a percentage of net sales, from 12.25% in 1995 to 12.64% in 1996, in a market characterized by heavy price competition. Downward pressure on component prices also contributed to this improvement.

         Selling, general and administrative expenses. Selling, general and administrative expenses decreased significantly as a percentage of net sales from 15.85% in 1995 to 12.12% in 1996. This decrease in expenses as a percentage of net sales was primarily due to increased sales volume and improvements in operating efficiency.

         Flood insurance proceeds. Flood insurance proceeds of $65,244 in 1996 is fully described in Note 8 of the Financial Statements included elsewhere in this Prospectus.


Nine Months Ended September 30, 1996 Compared to the Nine Months Ended September 30, 1997

         Net sales. Net Sales increased by $1,030,014 or 36.42% from $2,827,968 for the nine months ended September 30, 1996 (the "1996 period") to $3,858,002 for the nine months ended September 30, 1997 (the "1997 period"). The net sales increase resulted primarily from increased demand from major customers responsible for the majority of the Company's sales for each period and fluctuations from period to period are primarily influenced by this constraint (see Note 7 to Financial Statements). Sales to these corporate customers for high-end specialty computers have continued to increase steadily since the Company has been able to meet strict shipping deadlines and to maintain high quality control standards. Firm orders on the books of the Company for the remainder of 1997 indicate that this trend will continue. Nevertheless, the loss of any one of these major customers would have a material adverse effect on the Company's financial position and results of operations.

         Gross profit. As a percentage of net sales, gross profit increased from 15.00% in the 1996 period to 25.04% in the 1997 period because of higher gross profit margins realized for high-end customized specialty computers.

         Selling, general and administrative expenses. Selling, general and administrative expenses increased as a percentage of net sales from 11.64% in the 1996 period to 12.82% in the 1997 period. The increase in expenses as a percentage of net sales was primarily due to hiring of additional employees, increased compensation levels for employees and higher occupancy cost offset by increased sales volume.

Liquidity and Capital Resources
         On September 30, 1997 and December 31, 1996, the Company had a working capital of $455,588 and $210,580, respectively. The increase in working capital was primarily due to improved profitability offset by offering costs and repayments of notes and shareholder advances.

         The Company had net cash provided by operating activities of $5,235 in 1996 and net cash used by operating activities of $225,034 in 1995. Net cash provided by operating activities was $57,595 in the nine months ended September 30, 1997, and $55,418 for the same period of 1996. The increase in net cash provided by operating activities from 1995 to 1996 consisting primarily of a net income of $52,781 in 1996 versus a net loss of $60,881 in 1995, and no additional provisions for losses or accounts receivable in 1996 and decrease in deferred taxes in 1996 compared with 1995. The increase in net cash provided by operating activities for the nine months ended September 30, 1997 compared with the nine months ended September 30, 1996 consisted primarily of increased profitability and higher accounts payable in 1997, offset by higher accounts receivable and additional offering costs in 1997.

         The Company had net cash provided by financing activities of $64,688 in 1996 compared to $167,491 in 1995. This decrease was primarily due to the collection in 1995 of promissory notes in the amount of $170,000 on sale of common stock purchased by two related parties in December of 1994 which did not reoccur in 1996, and which was partially offset by additions to notes payable and shareholder advances in 1996 less offering costs which occurred in 1996. Net cash used by financing activities was $48,649 for the nine months ended September 30, 1997, compared to net cash provided by financing activities of $30,162 for the nine months ended September 30, 1996. The primary reason for the change was increases in notes payable and shareholder advances in 1996 compared with significant repayments of notes payable and shareholder advances in 1997. In addition, additional offering costs were paid during the nine months ended September 30, 1997 and not during the nine months ended September 30, 1996.

         The Company's primary capital needs are to fund anticipated working capital and general corporate purposes to further its growth strategy, which includes increasing its net sales, increasing its marketing and sales force, increasing distribution channels, introducing new products, and the continuing improvement of existing product lines.

         The Company believes that the net proceeds from this offering, which in the worst scenario might be zero because the offering is self-underwritten, together with the Company's $250,000 line of credit, the terms of which are described in Note 4 of the Financial Statements elsewhere in this Prospectus, the approximately $500,000 credit extended to the Company by its vendors, and the funds that may be generated from operations, will be sufficient to fund the Company's anticipated working capital and general corporate purposes requirements of approximately $417,500 for a 12 month period (see "Use of Proceeds").

Federal and state net operating losses carryforward
         The Company has available for carryforward for federal income tax purposes of approximately $63,900 at December 31, 1996 and approximately $44,900 for state income tax purposes. These carryforwards expire as described in Note 9 to Financial Statements included elsewhere in this Prospectus..

     Recent Accounting Pronouncements During October of 1995, the Financial Accounting Standards Board issued Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), which established a fair value-based method of accounting for stock-based compensation plans. The Company currently has no stock-based compensation plans but plans to adopt SFAS No. 123 in the future.

Inflation
         The Company practices just-in-time inventory purchases to prevent losses from industry-wide component price reductions. As such the Company does not foresee any material inflationary trends for its components.

                                    BUSINESS


Company History
         The Company was founded and incorporated on July 9, 1993 under the laws of the State of Delaware. The original purpose of the Company was to develop a business entity which would comprise the full spectrum of computerized technologies and assorted services. The original founders' strategy was to acquire and to consolidate a number of established computer related businesses in order to reach a combined substantial annual sales volume and to use expected profits to develop marketable products. In December of 1993 the original founders decided to simplify their business plan, to retain the Company's original name and to incorporate a new Company in the State of California on January 14, 1994. Through a tax free exchange of common stock the two companies were merged immediately thereafter.

         In order to expand its expertise and business operations into the computer networking area, on March 1, 1994, the Company entered into a Plan of Reorganization and Merger (the "Merger Agreement") with Advanced Network Communications, Inc. ("ANC"), a company which claimed to have extensive experience, expertise, ongoing business, and good will in computer networking. Pursuant to the Merger Agreement, the Company issued a total of 500,000 shares of its common stock (as adjusted) in equal amounts to James Chu ("Chu"), Fred Pao ("Pao"), and Grace Lee ("Lee") in exchange for all of the issued and outstanding shares of capital stock of ANC. The Company subsequently learned that a number of the material representations on which it relied in executing the Merger Agreement were false and that other material facts about ANC were not disclosed prior to the consummation of the Merger Agreement. The Company also learned that Chu, Pao, and Lee conspired to obtain and use positions as officers and directors of the Company for their own benefit and to the detriment of the Company, including the making of unauthorized payments of Company funds to Lee, Pao, and other individuals and companies (see also "Legal Proceedings and Litigation").

         In order to grow more rapidly the Company attempted additional acquisitions of two medium sized computer retailers. Due diligence revealed unacceptable debt ratios and negotiations were halted.

Industry Background
         During the last decade, the PC industry has grown rapidly as increased functionality combined with lower pricing have made personal computers valuable and affordable tools for business and personal use. Recent advances in the technology, including the development of high-speed read-write CD-ROM drives, high-speed data transmission hardware, multimedia, graphics and animation, have increased the potential market dramatically. This trend has been further augmented by the introduction of faster microprocessors and the introduction of high performance chipsets with higher clock speeds such as the Power PC architecture, new caching techniques and low power consumption features. While the corporate market has become somewhat saturated with workstations for word processing, data lookup and data formatting, new major opportunities present themselves, from work-at-home to inverse multiplexing, from videoconferencing and audio broadcasting to remote disaster recovery and worldwide networking, with some of these features and activities beginning to be integrated into the Internet, with wireless communications technologies, and with many associated opportunity niches ready to go mainstream.


         Specialty computers that must meet sophisticated user written software and advanced technologies requirements are beginning to play a larger role in these developing business services markets. Another major market segment is developing on the Internet and in home/education systems. This market segment offers major opportunity now with new software releases and new hardware
(particularly multimedia packages and CD-ROM technology) and is no longer limited to the computer-adept buyer, but is being driven by the emergence of a younger generation of computer-literate juveniles and young adults.

         In addition, many older machines are no longer adequate to deal with state-of-the-art software, and many existing computer owners will be upgrading their equipment over the next few years. As much as 40 to 50% of 1997 sales and sales over the next five years will be replacements of existing equipment. A very high number of the currently installed computer user base consists of older 486 and lower version PC's.

Industry Growth Pattern Observations
         There are three different growth patterns employed by the Company's competitors, which are followed by most computer manufacturing and computer sales organizations. Each has its own set of risks and rewards:

         The Innovator Model: This model requires significant capital and strong commitment to R&D and innovation, and can only be followed by the largest players. Several large manufacturers follow this pattern. Retooling of large centralized assembly plants with complementing parts inventories and staffing retraining requirements, together with significant capital outlay are associated with this model whenever existing technology changes. These models are also technology bound, are marketed at runs of 100,000 or more copies at predetermined profit margins that require hardware components to be manufactured inexpensively and en masse for that model alone, making integration of new technologies that come along nearly impossible or very expensive.

         The Customer Access Model: This model requires focus on the ability to aggregate and configure computer products to meet specific but average needs. Midsize computer manufacturers follow this pattern, either by association with larger manufacturers and assemblers or by maintaining their own sizable facilities with challenges similar to the Innovator Model, with the exception that integration of later technologies is possible giving these models a longer life span.

         The Technology Manager Model: This model targets customer areas where higher margin specialty software and advanced technologies meet specific application requirements. The assembly of these models require up-to-date knowledge of the customer's technological needs and matching expertise of the supplier in the selection of technology and software available or forthcoming, an approach that represents high-risk proprietary resources and financial in-vestments up-front by the partners to such projects but also a high-return pattern if large volume sales, between 50 and 500 copies, materialize.

Market Observations
         The Innovator Model is always exclusively marketed in large quantities to small and large businesses with low computing power workstations for word processing, data lookup and data formatting via office product chains and other distributors "moving boxes" without providing satisfactory after-sale customer services. This model is also sold to individual end users with no need for special usage computing power and who are able to depreciate cost in a very short time. This model is relatively high priced ranging from $2,000 to $3,000 because of certain featured innovations, and at the end of its cycle is sold at discounted prices while the newer model becomes available.

         The Customer Access Model is marketed to end users with specific but average needs. Almost all independent computer equipment dealers who assemble their own customized computers or who have them build by small computer assembly houses sell this model for business and home use. Integration of later technologies, so called "upgrades" is possible giving dealers repeat sales not only for hardware components but also for software upgrades and troubleshooting services. This model is more realistically priced ranging between $999 to $2,500 (depending upon configuration) because it must compete in the market with the Innovator model and because it must afford upgradeability and hold its value longer. In most cases, after-sale customer services are adequate.

         The Technology Manager Model is marketed to users with specific needs in all areas of scientific research and in specific areas, e. g., architecture, construction, materials design, product development and computer aided manufacturing. This market requires financial commitment to superior up-front customer service including on-site technical support and the provision of equipment for evaluation and demonstration purposes. Once the quality of the product has been proven and satisfactory customer relationship has been established, this market is highly profitable if the quality of the product is maintained even though newer technologies might have to be integrated at a later time. Depending upon configuration, this models price ranges from $10,000 to $35,000 and up.

Company Strategy
         The Company's strategic plan encompasses three areas of endeavor: 1) design and develop products for emerging technology improvements in the integrated circuit manufacturing process, 2) increase retail sales of high-end computers and at the same time begin entry into the wholesale market, and 3) make acquisitions of technology companies that fit or complement the Company's own corporate profile and efforts to enter the fibre optics and wireless communications market segments.

Retail and Wholesale Market
         The Company has chosen the Customer Access Model for its retail and wholesale business strategy. The Company is totally committed to customer satisfaction and currently provides this model at a high value, low cost, almost commodity like prices, with the largest degree of current and future technical customizing possible to the consumer. Only nationally known brand name components are used in its assembly. Assembly line improvements and the increase in working capital accomplished with this offering will result in even higher quality and lower prices with better profit margins for both retail and wholesale operations. The Company currently assembles this model at its own facilities and as sales volume increases will assemble at small independently owned companies capable of following the Company's requirements as to technological advances and price changes rapidly at competitive cost and acceptable profit margins to the Company. These companies would be required to be responsible for their own risk management and product development and could become candidates for acquisition if they complement the Company's business plans.

Corporate Market
         The Company has chosen the Technology Manager Model for its corporate customers that utilize the model in various configurations for their computer aided manufacturing efforts. The most promising opportunity for the Company is its recent break-in into computer aided manufacture of automatic reticle, photomask defect inspection, wafer level defect inspection, line width and registration systems with customer proprietary software integrated to a level that supports wafer yield management. To truly manage yield, the collected data must be stored, analyzed, interpreted, and then shared among the fab areas it affects. Currently the Company's machines utilized in this process are pre-assembled at the Company's facilities, installed and tested at the customers site. In the future many of the necessary pretests will be accomplished at the Company's facilities when the planned mini-environment designed to provide adequate conditions for highly sensitive photo-optical and mechanical equipment has been completed. Company management understands that the number one industry requirement namely that computer suppliers provide cost effective products that are based on extendible technology. Cost of ownership and the ability to satisfy customer delivery requirements are critical ingredients in the selection process for advanced computer equipment. It is the intention of the Company to make this business area its core business, to train its essential employees in all facets of the involved mechanical engineering and associated software development tasks and to make every effort to broaden its presence and to increase sales substantially in this market by participating in the long-term challenge for semiconductor manufacturers towards transition from 8-inch wafers and 0.5 micron to 12-inch wafers and "sub 0.2-micron" line geometrics.


Major Customers

     The Company's present business is dependent upon three major customers. Sales to these three customers individually accounted for 46% of the Company's total sales during the nine months ended September 30, 1997. Sales to the largest of the three major customers accounted for 63% of the Company's total sales during the nine months ended September 30, 1997. The loss of any one of these three major customers would have a material adverse affect on the Company's financial position and results of operations.

     In the recent past the Company has had difficulty in attracting new corporate customers because of capital requirements and limitations in its cash flow. In order to improve its customer base and to extent trading terms to potential new clients the Company applied for and in July of 1997 the Company received approval for a $250,000 line of credit to finance short-term working capital needs. A major supplier of the Company increased the Company's trading credit to $300,000. Since its improved financial position the Company added one large corporate customer and one of smaller size. The Company has allocated 10% of its current working capital to its efforts to attract new corporate customers and plans to maintain this allocation throughout of 1998. Upon succesful completion of this effort, the Company may increase its efforts accordingly.



Sales Force
         The Company's retail sales force consists of three full-time salaried employees who utilize printed advertisements in local newspapers, radio announcement by local radio stations, television advertisements in specific areas, a showroom at the Company's headquarters, and various brochures, pamphlets and other printed materials. Depending upon the funds raised with this offering, the Company will augment its retail sales force accordingly.

         The Company's corporate sales force consists of two full-time salaried employees who make contact with potential corporate customers. Upon contact the sales staff is supported by one or two technical employees and if necessary by the Company's CFO if financial arrangements need to be negotiated. Depending upon the funds raised with this offering, the Company will augment its corporate sales force accordingly.


Products
         The Company purchases from various sources computer components which are protected by various basic patents owned by others and which are produced by licensed domestic and foreign manufacturers under their own trademarks in the United States or abroad. The Company does not own any patents or trademarks that protect such components and the cost for research and development of these components are born by the patent holders and the various manufacturers. The Company at this time is not involved in R&D for new components. The cost of design and development of various computer configurations the Company uses in its marketing efforts are minimal and have no material impact upon the cost of doing business.

         The Company uses these components to design and assemble Pentium based personal computers configured for use by individuals, high-end personal computers configured for use by small business, medium and large network servers with associated workstations for general networks, and specialty computers designed and configured to customer specifications at negotiated prices depending upon configurations.

         The Company also sells computer components, computers, file servers, printers and scanners assembled by Compaq, Digital Equipment, Epson, Hewlett Packard, IBM, MicroSoft, NEC, Novell, Toshiba, 3COM, and others. The names of the companies listed are also trademarks.

         The markets for the Company are  individuals,  small,  medium and large
merchants,   local  government   agencies,   school   districts,   colleges  and
universities, and large corporations.


Computer Associated Business Services
         The Company will continue to extend efforts in the area of wireless data communications services in the northern part of California. This effort will consist mostly of information gathering of what is being done in this market to enhance the Company's expertise in this area and to position it for the future alignment with or the acquisition of a wireless services provider with a plant and customer base. The cost for this effort is included in the amount allocated for New Product Development and is estimated to be minimal and will be funded with income from operations or from the proceeds of this offering if sufficient funds are raised. If insufficient funds are raised the Company will abandon this venture.

Research and Products under Development
         The market serviced by the Company is characterized by rapid technological change. Accordingly, the Company's product and process development programs are devoted to the development of new computer configurations, including new generations of products for existing markets, enhancements and extensions of existing products engineering for specific customers. The Company believes that its future success will depend, in part, upon its ability to successfully introduce and market new and enhanced products and processes which satisfy a broad range of customer needs and achieve market acceptance.


Future Acquisitions
         The Company's basic acquisition strategy is to first concentrate on small companies involved in distribution, and then to complement its operations by acquisitions through the entire spectrum of small companies involved in computer related services, i.e., motherboard assembly, parts construction, software development, maintenance services, environmental services, and in research and development of new computer products. In this respect, the Company has entered into preliminary discussions with Advanced Vision Technologies, Inc. ("AVT"), a California corporation, organized to develop, produce, and market vision technology hardware and software for multimedia computers capable of converging with common television sets and also capable of providing high-resolution video conferencing via the Internet. While no formal agreement has been consummated, in the event results of the Company's evaluation of the performance of ATV's products are satisfactory, the Company and ATV intend to negotiate mutually agreeable terms and conditions for the Company's acquisition of AVT.

Competition
         There are many company's with unlimited financial resources designing, manufacturing, assembling, distributing and selling personal and specialty computers with large research and development budgets and for the Company to successfully compete in the market it has chosen it must constantly provide lower pricing for high-end computer configurations and faster service response times than available from competitors.


Company Location and Facilities
         The   Company's   corporate   headquarters   are   located  at  100~105
Professional Center Drive, Western Business Park, Rohnert Park, California, where the Company maintains 6,000 square feet of office, showroom and assembly space. The Company intends to expand into 4,000 additional square feet of available space in the same building to accommodate a second assembly area for increased production, a research and testing facility for the Company's fibre optic and wireless data transmission switching development efforts, and if sufficient funds are raised, the Company plans to replace the recently established mini environment with a clean-room designed to provide adequate conditions for highly sensitive equipment as per industry standards. The cost for the expansion plans are included in the cost indicated for "Increase of Assembly Capacity" and New "Product Development" in "Use of Proceeds".


Employees


     As of September 30, 1997 the Company had 11 full time and 4 part time employees. The Company hires temporary employees for nontechnical projects.



Legal Proceedings and Litigation
         After execution of the Merger Agreement with ANC described in "Business", above, the Company learned that a number of the material representations made by ANC in order to induce the Company to enter into that agreement were false; the Company further learned that Chu, Pao, and Lee had conspired to use and had used their positions as officers and directors of the Company to make unauthorized payments of Company funds to Lee, Pao, and another individual and to take other actions for their own benefit which were detrimental to the best interests of the Company. As a result, on September 11, 1996, the Company filed a lawsuit in the Superior Court of California, Santa Clara County, Case Number CV760682, against Chu, Pao, and Lee seeking rescission of the issuance of 500,000 shares of the Company's common stock, return of Company funds in the approximate amount of $98,000, recovery of punitive damages in the amount of $250,000, and for other appropriate relief.

         While the Company intends to vigorously pursue its claim against Chu, Pao, and Lee, it is unlikely that the action will come to trial before mid-1998 and there can be no assurance as to the outcome of the litigation.

         Although the Company is the Plaintiff and does not incur the risk of an adverse judgment, the litigation costs of the action are material to any individual interim period or fiscal year and will be material to the outstanding share balance. The Company's counsel has estimated the litigation cost to be less than $10,000 but there is no assurance as to what the real cost could amount to. See also "Note 6 of Financial Statements".

Qualified Small Business Stock
         IRS Code Section 1202(a) in the 1993 Federal Tax Law (the "Omnibus Budget Reconciliation Act of 1933") which became effective in August 1993, provides as follows:

         A none corporate taxpayer can exclude 50% of any gain from the sale or exchange of qualified small business stock held for more than five years. Gain eligible for the 50% exclusion may not exceed the greater of $10,000,000 or 10 times the taxpayer's basis in the stock. The remaining gain is capital gain, taxed at the maximum rate.

         The stock must have been issued after August 10, 1993, and acquired by the taxpayer at its original issue (directly or through an underwriter) in exchange for money or property, or as compensation for services provided to the corporation.

         A "qualified small business" is a domestic C corporation with aggregate gross assets that do not exceed $50,000,000 as of the date of Issuance. All corporations that are members of the same parent-subsidiary controlled group are treated as one corporation in determining whether the small business requirements have been met.

         At least 80 percent, by value, of the corporation's assets must be used in the active conduct of one or more qualified trades or businesses. The performance of services in the fields of law, engineering, architecture, etc., is not qualified trade or business, nor are the hospitality, farming, insurance, financing or mineral extraction industries. However, a Specialized Small Business Investment Company, licensed under section 301(d) of the Small Business Investment Act of 1958, will meet the active business test.

         The Internal Revenue Service has not yet issued Regulations or other interpretations of this law, and it is uncertain how this new tax provision will apply to the Company and to investors in its common stock, and because qualifying for the benefits of the tax provision will depend in part on future events about which the Company can provide no assurances, the Company makes no representations as to the availability of the benefits of this provision to prospective purchasers of its common stock. The Company intends to submit reports to the Internal Revenue Service and to the Company's shareholders as may be required under the law for use of this exclusion.

         Potential investors are advised to consult their own tax counsel for further details.


                                   MANAGEMENT

Executive Officers, Significant Employees and Directors
         The executive officers, significant employees and directors of the Company are as follows:

  Name                               Age      Position

 Heinot H. Hintereder               66       President & CEO, Director
 Jason C. Lai                       30       Vice President, Sales & Marketing,
                                                  Director
 Keith W. Racuya                    52       Secretary, Director
 Richard C. Thiede                  60       Treasurer, Director
 Nhon K. Tran                       34       Vice President, Engineering,
                                                 Director


         Heinot H. Hintereder is cofounder of the Company. Was the Founder and served as President and CEO of Immecor Corporation of Delaware until its acquisition by the Company. Served 5 years as Manager of the Financial & Corporate Support Unit, Fireman's Fund Insurance Companies until retirement in 1992. For 25 years held various other managerial and supervisory positions at Firemans Fund. President, Founder, and CEO of Biblionics Corporation, a software development company. Founder, Partner, and General Manager of W. Koehler K.G., a German trading company. In all, Mr. Hintereder has 35 years experience in large business systems design, selection of computer equipment and system configuration. Mr. Hintereder was educated in Germany and holds the German equivalent of a Masters degree in Business Administration.


         Jason C. Lai is cofounder of the Company. Served as Vice President Sales & Marketing of Immecor Corporation of Delaware until its acquisition by the Company in 1994. Before joining the Company Mr. Lai served 3 years as Sales and Marketing Executive for Comrex Systemation from 1991 to 1993. Before 1991 Mr. Lai was an independent distributor for Apple computers. Mr. Lai has 10 years experience in the computer business.

         Keith W. Racuya is a local businessman for the last 4 years. Mr. Racuya previously served as large scale computer equipment planner for Fireman's Fund Insurance Companies until retirement in 1994 after 30 years of service, all in computer related capacities.


         Richard C. Thiede served as executive in the Systems Department of Firemans Fund Insurance Companies where he was responsible for the development and implementation of several large corporate computer systems. He also served as Director of M.I.S. Administration for the same company from which he retired in 1991 after 25 years of service. Mr. Thiede was director of finance and administration for the Sea Ranch Association for 4 years and in 1995 became an independent computer consultant. Mr. Thiede combines 30 years of experience in the field of computer system design and computer financing. Mr. Thiede holds a B.S. degree in Finance from Lehigh University.



     Nhon K. Tran is a major investor in the Company. Before joining the Company in July of 1995 as Vice President, Engineering, Mr. Tran served 10 years with Parker Hannifin Corporation in the field of computer driven robotic motion control products, five years of which he served as Associate Engineer for new product development. Mr. Tran received part of his education in Vietnam.


Executive Compensation
         The following table sets forth, for the twelve-month period ending December 31, 1996, certain compensation paid by the Company, including salary, bonuses and certain other compensation, to its executive officers.

Summary Twelve Months Ending December 31, 1996 Compensation Table:

                                                          Compensation              All Other
Name and Principal Position                          Salary            Bonus       Compensation
Heinot H. Hintereder, Chief Executive Officer       $ 34,834.00       $ - 0 -       $ - 0 -
Jason C. Lai, Vice President, Sales & Marketing     $ 46,620.00       $ 65,000      $ - 0 -
Nhon K. Tran, Vice President, Engineering           $ 43,020.00       $ - 0 -       $ - 0 -



     Employment Agreements On April 16, 1997, the Company entered into a one (1) year employment agreement with Jason C. Lai ("Lai") the Company's Vice President of sales and marketing. The agreement is renewable for successive one year terms with the consent of both parties. The Company may terminate the agreement for cause at any time and Lai may terminate the agreement at any time by giving written notice to the Company. For a period of one year after its expiration or its termination by the Company for cause, the agreement prohibits Lai from selling any products then being marketed by the Company to its three major customers.This provision may not be enforceable in whole or in part, subject to California court determination.


         As consideration for performance of specified duties, the Company will pay Lai a base annual salary of $100,000 and, in months in which gross sales exceed $250,000, a monthly cash bonus ranging from 0.5% to 1.5% of the Company's gross sales.

         There are no other employment agreements between the Company and any of its employees.

Number of Directors, Term of Office and Compensation
         All Directors hold office until the next annual meeting of shareholders of the Company or until their successors have been elected and qualified. Unsalaried board members receive $100 for their service on the Board and for expenses they incur to attend meetings.

Indemnification of Officers and Directors
         The Company's By-Laws provide that the liability of the directors for monetary damages shall be limited to the fullest extent permissible under California law. Insofar as indemnification for liabilities arising under the federal securities laws may be permitted to directors, officers controlling persons of the Company pursuant to that provision, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information known to the Company regarding the beneficial ownership of the Company's Common Stock immediately prior to this offering, and as adjusted to reflect the sales of the shares offered hereby, for (i) each director and executive officers of the Company,
(ii) each shareholder known by the Company to own beneficially 5% or more of the outstanding shares of its common stock and (iii) all directors and officers as a group for each class of capital stock of the Company.

                                        As of September 30, 1997
         Directors                             Shares           Percentage of Common Shares Outstanding
         Officers                            Beneficially      Before Offering          Maximum Sold
         and 5% Shareowners                    Owned         ( 2,421,000 shares)    ( 3,171,000 shares)
Jason C. Lai                                  337,500              13.94                    10.64
Heinot H. Hintereder                          887,300              36.65                    27.99
Nhon K. Tran                                  375,000              15.49                    11.83
Officers & Directors as a Group             1,599,800              66.08                    50.46
James Chu *                                   166,666               6.88                     5.26
Fred Pao *                                    166,667               6.88                     5.26
Grace Lee *                                   166,667               6.88                     5.26
Other Stockholders                            321,200              13.28                    10.12



         * The issuance of these shares may be rescinded subject to the outcome of a pending law suit. See "Legal Proceedings and Litigation".

                              CERTAIN TRANSACTIONS


         Since its inception, from time to time, certain executive officers, directors and shareholders have provided short-term funds to the Company in order to finance medium to large purchases of computer components. All of these funds have been repaid by the Company. See "Notes to Financial Statements".


                           DESCRIPTION OF COMMON STOCK

         The Company's authorized capital stock consists of 50,000,000 shares of Common Stock, no-par value. Immediately prior to this offering, there were 2,421,000 shares of Common Stock outstanding and held by 33 shareholders. Owners of Common Stock are entitled to one vote per share in all matters to be voted on by shareholders, except that, upon giving the legally required notice, shareholders may cumulate their votes in the election of directors. Subject to the rights of holders of outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the Common Stock shareholders are entitled to share ratably in all assets remaining which are available for distribution to them after payment of all liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Common Stock shareholders, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered by this Prospectus, when issued for the consideration set forth in this Prospectus, will be fully paid and nonassessable.

Registration Rights
         There are no agreements between current shareholders and the Company with respect to registration of Company shares under the Securities Act.


Transfer Agent and Registrar
         The Company has appointed US Stock Transfer Company as its transfer agent and registrar for the Company's Common Stock.

                         DESCRIPTION OF PREFERRED STOCK


         The Company's Restated Certificate of Incorporation provides for the issuance of 20,000,000 shares of Preferred Stock, no-par value. No preferred shares are presently outstanding and the Company has no plans, arrangement, commitments or understandings to issue any preferred stock.

         The Board of Directors has the authority to issue up to 20,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further vote or action by the shareholders. The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company without further action by the shareholders. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. Because the terms of the Preferred Stock may be fixed by the Board of Directors without Stockholder action, Preferred Stock could be issued quickly with terms calculated to defeat a proposed takeover of the Company, or to make the removal of current or future management of the Company more difficult. The Management of the Company is not aware of any threatened transaction to obtain control of the Company.

                        SHARES ELIGIBLE FOR FUTURE RESALE

         Upon completion of this offering, the Company will have 3,171,000 shares of common stock outstanding if the maximum amount is sold. The shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act unless purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Rule 144") described below. Sales of outstanding shares to residents of certain states or jurisdictions may only be effected pursuant to a registration in or applicable exemption from the registration provision of the securities laws of such states or jurisdictions.



     The outstanding shares of common stock, which are held of record by shareholders prior to this offering are "restricted securities" and may not be sold in a public distribution except in compliance with the registration requirements of the Securities Act or an applicable exemption under the Securities Act, including an exemption pursuant to Rule 144 which, effective April 30, 1997, permits the resale of limited amounts of these restricted securities after a one-year holding period (including the holding period of any prior owner except an affiliate of the Company) and Rule 144(k) provides that persons who are not deemed to be "affiliate" and who have beneficially owned shares for at least two years are entitled to sell their shares at any time under Rule 144 without regard to the limitations described above. Sales of substantial amounts of shares in the public market could adversely affect the prevailing market prices and could impair the Company's future ability to raise capital through an offering of its equity securities. Upon completion of this offering, up to 66,000 of the presently issued and outstanding shares owned by 14 non-affiliated shareholders are eligible for immediate resale under exemption pursuant to Rule 144.


         The Company's common stock is not listed or quoted on any organized exchange or other trading market, nor has the Company applied for a formal listing or quotation. There can be no assurances that a market will develop or be sustained. The post-offering fair value of the Company's common stock, whether or not any secondary trading market develops, is variable and may be impacted by the business and financial condition of the Company, as well as factors beyond the Company's control. The price may also vary due to economic conditions and forecasts and general conditions in the computer industry.

                              PLAN OF DISTRIBUTION

         The Company proposes to offer and sell the shares directly to members of the public residing in selected states. Announcements of this offering, in the form prescribed by Rule 134 of the Securities Act, will be communicated to selected persons. A copy of this Prospectus will be delivered to those who request it, together with the Share Purchasing Agreement. All shares will be sold at the public offering price of $5.25 per share and a minimum purchase of 100 shares is required. The Company reserves the right to reject any subscription or share purchase agreement in full or in part.



     The Company will effect offers and sales of shares through printed copies of this Prospectus delivered by mail and upon request electronically by e-mail. Any voice or other communications will be conducted through its executive officers, Messrs. Jason C. Lai, Heinot H. Hintereder and Nhon Tran. Under Rule 3a4-1 of the Exchange Act, none of these employees of the Company will be deemed a "broker", as defined in the Exchange Act, solely by reason of participation in this offering, because (i) none is subject to any of the statutory disqualifications set forth in Section 3(a)(39) of the Exchange Act; (ii) in connection with the sale of the shares hereby offered, none will receive, directly or indirectly, any commissions or other remuneration based either directly or indirectly on transactions in securities; (iii) none is an associated person (partner, officer, director or employee) of a broker or dealer; and (iv) each meets all of the following conditions: (a) primarily perform substantial duties for the issuer otherwise than in connection with transactions in securities; (b) was not a broker or dealer, or as an associated person of a broker or dealer, within the preceding 12 months; and (c) will not participate in selling an offering of securities for any issuer more than once every 12 months. The Company has no plans, proposals, arrangements or understandings with any potential sales agent with respect to participating in the distribution of the Company's securities. The Company's registration statement will be amended to identify the persons involved if any such participation develops in the future.

         Prior to this offering there has been no market for the common stock of the Company, and there can be no assurances that a market will develop or be sustained. Accordingly, the public offering price has been determined by the Company's Board of Directors. Among factors considered in determining the public offering price were the Company's results of operation, the Company's current financial condition, its future prospects, the state of the markets for its products, the experience of management and the economics of the industry segment in general.

                                  LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby will be passed upon by Kenneth M. Christison, Attorney at Law, 601 Glenwood Avenue, Mill Valley, California 94941.

                                     EXPERTS


     The Financial Statements of the Company as of and for the years ending December 31, 1995, and December 31, 1996 and for the nine months ended September 30, 1997, have been included herein and in the Registration Statement in reliance on the report of L. V. Dorn II, independent certified public accountant, appearing elsewhere herein, and upon the authority of said firm as an expert in accounting and auditing.


                             ADDITIONAL INFORMATION


         A Registration Statement on Form SB-2, including amendments thereto, relating to the shares offered hereby has been filed with the Securities and Exchange Commission, Office of Small Business Policy, Washington, D.C.. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the shares offered hereby, reference is made to such Registration Statement, exhibits and schedules. The Registration Statement may be viewed at the Security Exchange Commission's website at www.sec.gov via Edgar on-line. A copy of the Registration Statement may also be inspected by anyone without charge at the Commission's principal office located at 450 Fifth Street, N.W., Washington, D.C. 20549, the Northeast Regional Office located at 7 World Trade Center, 13th Floor, New York, New York, 10048, and the Midwest Regional Office located at Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511 and copies of all or any part thereof may be obtained from the Public Reference Branch of the Commission upon the payment of certain fees prescribed by the Commission.

                               IMMECOR CORPORATION

                          INDEX TO FINANCIAL STATEMENTS


                                                                                        Page


Report of Independent Accountant                                                        F-2 to F-3

Financial Statements

         Balance Sheets                                                                 F-4

         Statements of Income                                                           F-5

         Statements of Cash Flows                                                       F-6

         Statements of Shareholders' Equity                                             F-7

         Notes to Financial Statements                                                  F-8 to F-14




                        REPORT OF INDEPENDENT ACCOUNTANT



Immecor Corporation
Rohnert Park, California

I have audited the accompanying balance sheets of Immecor Corporation (the Company) as of December 31, 1995 and 1996, and the related statements of income, cash flows and shareholders' equity for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements present fairly, in all material respects, the financial position of Immecor Corporation as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years ended December 31, 1995 and 1996, in conformity with generally accepted accounting principles.


/s/
L.V. Dorn II
Certified Public Accountant
Fort Bragg, California
May 15, 1997

                        REPORT OF INDEPENDENT ACCOUNTANT

I have reviewed the accompanying balance sheet of Immecor Corporation as of September 30, 1997 and the related statements of income, cash flows, and shareholders' equity for the nine months ended September 30, 1996 and 1997 in accordance with Statement on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of management of Immecor Corporation.

A review consists principally of inquires of organization personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. According, I do not express such an opinion.

Based upon my review, I am not aware of any material modifications that should be made to the accompanying financial statements as of September 30, 1997 and for the nine months ended September 30, 1996 and 1997 in order for them to be in conformity with generally accepted accounting principles.





/s/
L.V. Dorn II
Certified Public Accountant
Fort Bragg, California
October 14, 1997

                               Immecor Corporation
                                 Balance Sheets

ASSETS
                                                                                December 31              September 30,
                                                                          -1995-           -1996-           -1997-
                                                                                                           (unaudited)

Current assets:
   Cash                                                             $      6,358      $    54,677     $     31,731
   Accounts receivable (net of allowance for doubtful
      accounts of $ 10,000, $ 10,000 and $ 20,000)                       311,981          380,357          647,600
   Inventories (Note 2)                                                  142,667          129,421          359,791
   Notes receivable                                                        4,500            5,765            5,283
   Income taxes receivable                                                 4,266                -                -
   Prepaid expenses and other current assets                               3,050            4,550           10,550
   Deferred income taxes                                                  32,834           14,834            7,034
                                                                          ------           ------            -----
Total current assets                                                     505,656          589,604        1,061,989

Equipment and
   improvements, net (Note 3)                                             32,525           41,960           53,036

Offering costs                                                                -            16,238           49,818
                                                                                           ------           ------
 Total assets                                                     $      538,181    $     647,802      $ 1,164,843
                                                                  --------------    -------------      -----------

LIABILITIES and SHAREHOLDERS' EQUITY

Current liabilities:
   Notes payable (Note 4)                                         $            -  $        29,606    $      61,221
   Accounts payable                                                      296,448          254,374          327,111
   Accrued liabilities                                                    11,943           30,671           38,908
   Advances from shareholders (Note 5)                                    10,259           61,579            1,261
   Customer deposits                                                       3,534            2,794                -
   Income taxes                                                                -                -          177,900
                                                                                                           -------
Total current liabilities                                                322,184          379,024          606,401
Long-term debt:
   Notes payable (Note 4)                                                      -                -           13,639
Total long-term debt                                                           -                -           13,639

Total liabilities                                                        322,184          379,024          620,040
Commitments and Contingencies (Note 6)

Shareholders' equity:
   Common stock, no par value, 50,000,000 shares authorized;
       2,421,000 shares issued and outstanding                           320,500          320,500          320,500
   Preferred stock, no par value, 20,000,000 shares authorized;
       no shares issued and outstanding                                        -                -                -
   Retained earnings (deficit)                                        (  104,503)       (  51,722)         224,303
                                                                      -  -------        -  ------          -------
Total shareholders' equity                                               215,997          268,778          554,803
                                                                         -------          -------          -------

Total liabilities and shareholders' equity                       $       538,181      $   647,802      $ 1,164,843
                                                                 ---------------      -----------      -----------

See accompanying notes to financial statements

                                                                  F4

                               Immecor Corporation
                              Statements of Income



                                                   Year ended                            Nine months ended
                                                   December 31,                                   September  30,
                                               -1995-            -1996-                 -1996-          -1997-

                  (unaudited)

Net sales (Note 7)                        $ 2,010,094        $ 3,591,382          $   2,827,988     $ 3,858,002

Cost of sales                               1,763,856          3,137,320              2,403,922       2,892,064
                                            ---------          ---------              ---------       ---------

Gross profit                                  246,238            454,062                424,066         965,938

Operating costs and expenses:
    Selling, general and
          administrative expenses             318,510            435,253                 329,302           494,467
    Depreciation                                4,017              9,408                   5,442            10,454
    Flood insurance proceeds (Note 8)              -             (65,244)                (65,244)                -
                                             --------            -------                  -------           ------
Total operating costs and expenses            322,527            379,417                 269,500           504,921
                                              -------            -------                 -------           -------

Operating income (loss)                       (76,289)            74,645                 154,566           461,017
Interest income                                    78                722                     203             3,239
Interest expense                                 (770)            (3,786)                 (2,163)           (1,731)
                                                 ----             ------                  ------            ------

Income (loss) before income taxes             (76,981)            71,581                 152,505           462,525

Income taxes (Note 9)                         (16,100)            18,800                  52,300           186,500
                   -                          -------             ------                  ------           -------

 Net income (loss)                     $      (60,881)     $      52,781             $   100,205       $   276,025
                                       --------------      -------------             -----------       -----------



Net income (loss) per share            $        (.025)     $        .022             $      .041       $      .114


Weighted average shares outstanding         2,421,000          2,421,000               2,421,000         2,421,000
                                            ---------          ---------               ---------         ---------















See accompanying notes to financial statements




                                                                  F5

                               Immecor Corporation
                            Statements of Cash Flows

                                                                 Year ended                           Nine months ended
                                                                 December 31,                           September 30,
                                                        -1995-              -1996-                -1996-             -1997-
                                                                                                         (unaudited)

Operating Activities:
Net income (loss)                                   $  (60,881)      $      52,781         $     100,205      $     276,025
Adjustments to reconcile net income (loss) to
   net cash provided by operating activities:
      Depreciation                                       4,017               9,408                 5,442             10,454
      Provision for losses on accounts receivable      (46,000)                  -                     -
                10,000
      Deferred income taxes                            (12,634)             18,000                29,834              7,800
      Gain on disposal of equipment                          -               2,761                 1,314             10,367
Changes in:
         Accounts and notes receivable                (182,486)            (69,641)                 (308)          (276,761)
         Inventories                                   (98,279)             13,246                36,216           (230,370)
         Income taxes                                  (11,373)              4,266                25,932            177,900
         Prepaid expenses and all other                  4,914              (1,500)                    -             (6,000)
         Accounts payable                              204,101             (42,074)             (156,515)            72,737
         Accrued liabilities and customer deposits     (26,413)             17,988                13,318              5,443
                                                       -------              ------                ------              -----

Net cash (used) provided by operating activities      (225,034)              5,235                55,438             57,595
                                                      --------               -----                ------             ------

Investing Activities:
   Purchase of equipment                               (19,342)            (21,604)              (20,211)           (31,897)
   Other                                                     -                   -                      -                 -
Net cash used by investing activities                  (19,342)            (21,604)              (20,211)           (31,897)
                                                       -------             -------               -------            -------

Financing Activities:
   Collection of notes receivable arising from
       sale of common stock                            170,000                    -                    -                  -
   Additions to notes payable             -                                 29,606                15,000
74,860
   Offering costs                                            -             (16,238)                    -            (33,580)
   Principal payments on notes payable                       -                   -                     -
(29,606)
   Shareholder advances                                 (2,559)             51,320                15,162            (60,318)
                                                        ------              ------                ------            -------
Net cash (used) provided by financing activities       167,441              64,688                30,162            (48,644)
                                                       -------              ------                ------            -------

Increase (decrease) in cash                            (76,935)             48,319                65,389            (22,946)

Cash balance, beginning of period                       83,293               6,358                 6,358             54,677
                                                        ------               -----                 -----             ------
Cash balance, end of period                       $      6,358       $      54,677           $    71,747        $    31,731
                                                  ------------       -------------           -----------        -----------

Supplemental Disclosure of Cash flow Information:
   Cash paid during the year for:
      Interest                                   $         770      $        2,086           $     1,014       $      1,741
                                                 -------------      --------------           -----------       ------------
      Income taxes                                $      7,907      $          800           $       800       $        800
                                                  ------------      --------------           -----------       ------------



See accompanying notes to financial statements




                                                                  F6

                                           Immecor Corporation
                                    Statements of Shareholders' Equity


                                                        Number of                                 Retained
                                                       Outstanding             Common             Earnings
                                                          Shares                Stock             (Deficit)          Total


Balance, December 31, 1994                             2,421,000            $   150,500      $    (43,622)       $  106,878
Year ended December 31, 1995:

  Collection of note receivable arising from
    sale of common stock                                                        170,000                 -           170,000

  Net loss                                                                            -           (60,881)          (60,881)
                                                                                                  -------           -------

Balance, December 31, 1995                             2,421,000                320,500          (104,503)          215,997

Year ended December 31, 1996:

  Net income                                                                          -            52,781            52,781
                                                                                                   ------            ------

Balance, December 31, 1996                             2,421,000                320,500           (51,722)          268,778

Nine months ended September 30, 1997(unaudited):

 Net income                                                                           -           276,025           276,025

Balance, September 30, 1997(unaudited)                 2,421,000           $    320,500       $   224,303       $   544,803
                                                       ---------           ------------       -----------       -----------














See accompanying notes to financial statements






                                                                  F7

                               Immecor Corporation
                          Notes to Financial Statements
                     Years ended December 31, 1995 and 1996
            Nine months ended September 30, 1996 and 1997(unaudited)

Note 1: Summary of Significant Accounting Policies
Basis of presentation:
Immecor Corporation has prepared the financial statements on an accrual basis of accounting and in accordance with generally accepted accounting principles. The financial statements and notes thereto are the responsibility of the Company's management. During 1996 and 1997 the Company had a division which operated under the name of Computer 2000 and its results of operations for 1996 and 1997(unaudited) and financial position as of December 31, 1996 and September 30, 1997(unaudited) are included in the accompanying financial statements.

Description of business:
The company designs and assembles specialized computer systems used in semiconductor manufacturing processes in addition to personal computers customized to specifications by business and individual users. The necessary components are purchased from domestic and foreign manufacturers and distributors. The Company markets the finished product through its own sales force.

Inventories:
Inventories are stated at the lower of cost (first-in, first-out) or market.

Equipment and improvements:
Equipment and improvements are carried at cost less accumulated depreciation. Depreciation is provided on the straight-line method over estimated useful lives generally ranging from five to seven years.

Expenditures for major renewals that extend useful lives of equipment and improvements are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

For income tax purposes, depreciation is computed using the accelerated depreciation methods.

Advertising:
The Company expenses costs of advertising the first time the advertising takes place.

Income taxes:
The Company has adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Accordingly, the Company computes income taxes using the asset and liability method, under which deferred income taxes are provided for temporary differences between the financial basis and the tax basis of the company's assets and liabilities.

Earnings per share:
Earnings per share amounts are based on the weighted average number of common stock shares outstanding during the periods adjusted retroactively to reflect a one for five reverse stock split approved by the Company's shareholders on May 14, 1997. There were no common stock equivalents to be considered.

Note 2: Inventories:

Inventories consist of the following:                                December 31,                       September 30,
                                                                          -1995-                  -1996-            -1997-
                                                                                                  (unaudited)
Purchased parts                                                  $   111,247                    $  104,124       $   233,271
Finished systems                                                      31,420                        25,297           126,520
                                                                      ------                        ------           -------
                                                                $    142,667                    $  129,421       $   359,791
                                                                ------------                    ----------       -----------







                                                                  F8

                               Immecor Corporation
                          Notes to Financial Statements
                     Years ended December 31, 1995 and 1996
            Nine months ended September 30, 1996 and 1997(unaudited)

Note 3: Equipment and Improvements:

Equipment and improvements consist of the following:
                                                                         December 31,                  September 30,
                                                                      -1995-                             -1996-
-1997-
                                                                                                               (unaudited)
Equipment and furniture                                           $    39,060                      $  49,497          $   50,222
Transportation equipment                                                4,330                         12,243              24,814
                                                                        -----                         ------              ------
                                                                       43,390                         61,740              75,036
Less accumulated depreciation                                          10,865                         19,780              22,000
                                                                       ------                         ------              ------
                                                                  $    32,525                      $  41,960          $   53,036

Note 4: Notes Payable

Notes payable consist of the following:                                                December 31,                    September 30,
                                                                             -1995-                    -1996-                -1997-
                                                                                                      (unaudited)
Note payable to Jerry Liu with interest at
   12% due in January 1997                                                  $      -              $    15,000          $         -
Note payable to Thu Tran with interest at
   18% due on demand                                                               -                   14,606                    -
                                                                                                       ------

Line of credit with  Westamerica  with interest at 4% over prime rate (12.50% at
   September 30, 1997) with a maturity date of May 31, 1998. Additional terms
   of the line of credit are described below.                                      -                        -                57,546

Note payable to GMAC, secured
   by transportation equipment, payable in monthly
   installments of $ 433 including interest of 10.50%
through September 2001.                                                            -                        -                17,314
                                                                                                                            ------
                                                                             $     -               $   29,606            $   74,860
Less notes payable due within one year                                             -                   29,606                61,221
                                                                                                       ------                ------
Total long-term debt                                                               -                        -                13,639
                                                                                                                             ------

The Company received approval on July 9, 1997 for a $ 250,000 line of credit to finance short-term working capital needs. The line of credit bears interest at 4.0% over prime rate with a maturity date of May 31, 1998. Advances under the line of credit can not exceed 80% of eligible accounts receivable and is secured by a security interest in all accounts receivable, inventory and equipment. The line of credit is also personally guaranteed by the Company's major shareholder.

Maturities of long-term debt are as follows for the twelve months ended September 30, 1997 (unaudited):

                                            1998                       $   3,673
                                            1999                           4,080
                                            2000                           4,530
                                            2001                           5,029
                                            ----                           -----
                                                                       $  17,314
                                                                       ---------



                                                                  F9

                               Immecor Corporation
                          Notes to Financial Statements
                     Years ended December 31, 1995 and 1996
            Nine months ended September 30, 1996 and 1997(unaudited)

Note 5: Advances from Shareholders
The Company receives advances from some of the corporate officers who are also major shareholders to meet working capital requirements. These advances are generally repaid within 30 to 60 days.

Note 6: Commitments and Contingencies
Long-Term Lease
The Company leases its corporate headquarters under a non-cancelable operating lease which expires in February 1998. The Company is also obligated to pay the lessor its pro-rata share of utilities for the building on a monthly basis. Minimum future rental payments under the lease agreement as of December 31, 1996 are as follows:
                            1997                               $   50,367
                            1998                                    8,726
                                                               ------------
                                                               $   59,093

     Rental expense under the above lease was $ 26,921 in 1995 and $ 37,983 in 1996 and $ 26,883 and $ 39,389 for the nine months ended September 30, 1996 and 1997, respectively (unaudited).

Litigation
The Company filed a lawsuit in 1996 against three former shareholders who were formerly officers and directors of the Company seeking recession of the issuance of 500,000 shares of the Company's common stock in the acquisition of Advanced Network Communication, Inc.
in 1994.
In addition, the Company is seeking the return of funds it believes were embezzled and taken through fraud during 1994 by the three defendants. The Company and its legal counsel are rigorously pressing this litigation but the case has not been set for trial. It is unlikely that the trial will commence before the spring of 1998 and there is no assurance of the outcome of the litigation. All legal expenses relating to this case have not been significant to date and have been expensed as incurred on the accompanying financial statements.

Note 7: Sales to Major Customers
A material part of the Company's business is dependent upon sales to major customers, the loss of which would have a material adverse effect on the Company's financial position and results of operations. Three customers individually accounted for over 10% of the Company's 1995 sales. Sales to these three customers aggregated over 73% of total sales in 1995. Two customers individually accounted for over 10% of the Company's 1996 sales. Sales to these two customers aggregated over 38% of total sales in 1996. Three customers individually accounted for over 10% of the Company's sales during the nine months ended September 30, 1996 (unaudited). Sales to these three customers aggregated over 46% of total sales during the nine months ended September 30, 1996 (unaudited). One customer accounted for over 10% of the Company's sales during the nine months ended September 30, 1997 (unaudited). Sales to this customer aggregated over 63% of total sales during the nine months ended September 30, 1997 (unaudited). The Company is attempting to expand its customer base to lessen the effect of having major customers.

Note 8: Insurance Proceeds
On February 4, 1996, the Company incurred major rain damage to its corporate offices and production facilities due to leaks in the roof which caused an interruption of its operations. The loss was covered by insurance as follows:

                  Inventory replacement                                      $    77,392
                  Business interruption                                           38,821
                  Equipment replacement                                            6,550
                  Miscellaneous cost reimbursement                                24,383
                                                                            ------------
                                                                                 147,146
                  Less deductible                                                    250
                                                                          --------------
                  Proceeds from insurance company                                146,896
                  Amounts allocated to inventory, equipment and repairs           81,652
                                                                            ------------

                  Insurance proceeds per statement of income                 $    65,244
                                                                             -----------

                                                                  F10

                               Immecor Corporation
                          Notes to Financial Statements
                     Years ended December 31, 1995 and 1996
            Nine months ended September 30, 1996 and 1997(unaudited)

Note 9: Income Taxes

A reconciliation of the statutory federal income tax rate with the Company's effective tax rate is as follows for the periods ended:
                                                             December 31,                      September  30,
                                                      -1995-           -1996-              -1996-            -1997-
                                                                                                           (unaudited)
Statutory rate for income from
   $ 100,000 to $ 335,000                            (39.0) %          39.0 %              39.0 %            39.0 %
Reductions due to income
   under $ 100,000                                    20.3            (20.7)               (9.2)             (5.0)
State income taxes, net of
   federal income tax benefit                         (7.5)             7.7                 5.7               6.1
Non-deductible costs                                   1.0              1.0                   -                 -
Other                                                  4.3              (.7)               (1.2)               .2
                                                       ---              ---                ----                --
Effective tax rate                                   (20.9) %          26.3 %              34.3 %            40.3 %
                                                     -----             ----                ----              ----

The provision (credit) for income taxes
consists of the following for
the periods ended:                                         December 31,                             September 30,
                                                     -1995-            -1996-               -1996-                -1997-

   (unaudited)
Currently payable (receivable):
          Federal                               $    ( 4,266)             $ -           $  16,850           $   138,800
          State                                          800              800               5,616                39,900
Deferred liability (benefit)                         (12,634)          18,000              32,834                12,334
                                                     -------           ------              ------                ------
                                                     (16,100)          18,800           $  29,834            $  186,500
                                                     -------           ------           ---------            ----------

Deferred income taxes (benefits) reflect the tax effect of temporary differences between the amounts of assets and liabilities for financial reporting and amounts as measured for tax purposes. The tax effect of temporary differences and carryforwards that cause significant portions of deferred tax assets and liabilities are as follows for the periods ended:

                                                     December 31,                               September 30,
                                                -1995-                 -1996-          -1996--1997-
                                                                                                       (unaudited)
Depreciation                             $         77     $     ( 255)            $    (200)            $     (200)
Inventory and accounts
          receivable allowances               (12,591)         18,375                25,534                 (8,650)
Tax loss carryforward                               -               -                     -                 16,504
Other, net                                       (120)           (120)                 (100)                   150
                                                 ----            ----                  ----                    ---
                                            $ (12,634)       $ 18,000             $  29,834                 $7,800
                                            ---------        --------             ---------                 ------

The Company has net operating losses for income purposes which can be used to offset future taxable income. Federal losses total approximately $ 63,900 at December 31, 1996 and expire $ 17,200 in 2010 and $ 46,700 in 2011. State losses total approximately $ 44,900 at December 31, 1996 and expire $ 21,700 in 2000 and $ 23,200 in 2001.











                                                                  F11

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

     Section xx of Article of the Registrant's By-laws provides that it may indemnify any director, officer, agent or employee as to those liabilities and on those terms and conditions as are specified in Section 317 of the California Corporations Code. In any event, the Registrant shall have the right to purchase and maintain insurance on behalf of any such persons whether or not the Registrant would have the power to indemnify such persons against the liability insured against.

     Insofar as indemnification for liabilities arising under the Securities Act, indemnification may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing section. The Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution

     Expenses of the Registrant in connection with the issuance and sitribution of the securities being registered are estimated as follows, assuming the Maximum offering amount is sold:

                  Securities and Exchange Commission filing fee ....................    $         1,478
                  Blue sky filing fees .............................................              5,500
                  Accountant's fees and expenses .....................................           30,000
                  Legal fees and expenses ......................................                 42,375
                  Printing ......................................................                50,000
                  Marketing expenses ..............................................              25,000
                  Postage ......................................................                 16,000
                  Transfer Agent's fees ..........................................                5,000
                  Miscellaneous .....................................................            19,647
                                                                                                 ------
                           Total ........................................................ $     195,000
                                                                                          =============

                  The Registrant will bear all expenses shown above.

Item 26. Recent Sales of Unregistered Securities

     (a) The following information is given for all securities that Immecor Corporation (the "Company") sold within the past three years without registering the securities under the Securities Act in reliance on exemption from registration under P 3 (a) (11).

     Date        Title           Amount
(1) 1/14/94  Common  Stock     1,000,000
(2)  2/1/94  Common Stock        500,000
(3)  3/1/94  Common Stock        500,000
(4)12/31/94  Common Stock        421,000

     (b) No underwriters were used in connection with any of the issuances of shares. The class of persons to whom the Company issued shares was those persons known to the (1) Founders (2) Founders 3) Directors, Business associates (4) Employees, Directors, private investors

     (c) No underwriters were used in connection with any of the issuances of shares or options so there were no underwriting discounts or commissions. The transactions and the types and amounts of consideration received by the Company were:

(1)  $25,000
(2)  $25,000
(3) ANC  common  stock  valued  at  $60,000.  See  "Legal
Proceedings and Litigation."
(4) $210,500

Item 27. Exhibits

     The exhibits listed below are filed as part of this Registration Statement pursuant to item 601 of Regulation S-B.

         Exhibit
         Number                     Description

                           Articles of Incorporation
                           Amendment to Articles of Incorporation filed March 7,
                               1994
                           By-laws
                           Financial Data Schedule
                           Form of Common Stock Certificate
                           Opinion and consent of counsel with respect to the
                              legality of the shares being registered
                           Consent of L. V. Dorn II, Certified Public Accountant Consent of Kenneth M. Christison, Attorney at Law
                              (Reference is made to Exhibit 5)
                           Power of Attorney
                           Employment contract with Jason C. Lai
                           Lease of Registrants facilities and Amendments to
                              Lease Agreement
                           Share Purchase Agreement

 Item 28. Undertakings
(a)      The Registrant hereby undertakes that it will:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

     (i) Include any  prospectus  required by section  10(xxx) of the Securities
Act;

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and

     (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                SIGNATURES
         In accordance with the requirements of the Securities Act of 1993, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2, and authorized this Pre-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, in the City of Rohnert Park, State of California, on October 20, 1997.
                                  (Registrant)


By    /s/                              By     /s/
Heinot H. Hintereder, President & CEO  Richard C. Thiede,Chief Financial Officer

         Each person whose signature appears below appoints Heinot H. Hintereder, Jason C. Lai, Keith W. Racuya, Richard C. Thiede and Nhon K. Tran or any of them, his or her attorney-in-fact, with full power of substitution and resubstitution, to sign any and all amendments (including post-efective amendments) to this Registration Statement on Form SB-2 of Immecor Corporation, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this Pre-Effective Amendment to the Registration Statement was signed by the following persons in the capacities and on the dates stated.

    Signatures                         Title                      Date



        /s/                President & Chief Executive Officer October 20, 1997
Heinot H. Hintereder               Director



        /s/                Vice President, Sales & Marketing    October 20, 1997
Jason C. Lai                  Director



        /s/                Secretary and Director               October 20, 1997
Keith W. Racuya



        /s/               Treasurer & Chief Financial Officer   October 20, 1997
Richard C. Thiede              Director



        /s/              Vice President, Engineering            October 20, 1997

Nhon K. Tran                    Director

                                  EXHIBIT INDEX

Item 27. Exhibits
         The exhibits listed below are filed as part of this Registration Statement pursuant to item 601 of Regulation S-B.

Page              Exhibit
Number            Number                    Description

                           Articles of Incorporation
                           Amendment to Articles of Incorporation filed March 7, 1994
                           By-laws

                           Financial Data Schedule

                           Form of Common Stock Certificate
                           Opinion and consent of counsel with respect to the legality of the shares being registered
                           Employment contract with Jason C. Lai
                           Lease of Registrants facilities
                           Consent of L. V. Dorn II, Certified Public Accountant Consent of Kenneth M. Christison, Attorney at Law (Reference is made to Exhibit 5)
                           Power of Attorney
                           Share Purchase Agreement